Exhibit 99.1

Vail Resorts Contacts:
Investor Relations:  Michael Barkin, (303) 404-1800, InvestorRelations@vailresorts.com
Media:  Liz Biebl, (303) 404-1831, ebeibl@vailresorts.com

RockResorts Announces Termination of Management Agreement for Half Moon
BROOMFIELD, Colo. - April 15, 2016 - Effective April 15, 2016, Vail Resorts, Inc. (NYSE: MTN) subsidiary RockResorts will no longer manage Half Moon in Montego Bay, Jamaica. The owners of the property (Half Moon Bay, Ltd.) and RockResorts have mutually agreed that based on ownership’s goals for the property and RockResorts’ focus on its mountain lodging properties, this is the right direction for both parties.
In connection with this agreement, Half Moon will repay Vail Resorts the amortized “key money” investment of approximately $4.5 million and will pay Vail Resorts a termination fee of approximately $3.5 million. The termination fee will be recorded in Resort Reported EBITDA in fiscal 2016, which was not incorporated into the Company’s most recent commentary on its Resort Reported EBITDA guidance. In fiscal 2015, Half Moon contributed approximately $600,000 of Resort Reported EBITDA to Vail Resorts.
About Vail Resorts, Inc. (NYSE: MTN)
Vail Resorts, Inc., through its subsidiaries, is the leading global mountain resort operator. The Company’s subsidiaries operate nine world-class mountain resorts and three urban ski areas, including Vail, Beaver Creek, Breckenridge and Keystone in Colorado; Park City in Utah; Heavenly, Northstar and Kirkwood in the Lake Tahoe area of California and Nevada; Perisher in New South Wales, Australia; Afton Alps in Minnesota, Mt. Brighton in Michigan and Wilmot Mountain in Wisconsin. The Company owns and/or manages a collection of casually elegant hotels under the RockResort brand, as well as the Grand Teton Lodge Company in Jackson Hole, Wyoming. Vail Resorts Development Company is the real estate planning and development subsidiary of Vail Resorts, Inc. Vail Resorts is a publicly held company traded on the New York Stock Exchange (NYSE: MTN). The Vail Resorts company website is www.vailresorts.com and consumer website is www.snow.com.